Ex 99.1

Net 1 UEPS Technologies, Inc. Announces 2011 First Quarter Results

JOHANNESBURG, November 9, 2010 – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (Nasdaq: UEPS; JSE: NT1) today announced results for the three months ended September 30, 2010 (“1Q 2011”). Revenue for 1Q 2011 was $64.3 million, a year over year decrease of 2% in US dollars (“USD”) and 7% in constant currency. During 1Q 2011, net income under US generally accepted accounting principles (“GAAP”) was $7.4 million versus net income of $17.9 million for the three months ended September 30, 2009 (“1Q 2010”). GAAP earnings per share for 1Q 2011 was $0.16 versus GAAP earnings per share of $0.37 a year ago. Fundamental earnings per share for 1Q 2011 was $0.36 compared to $0.45 for 1Q 2010, representing a decrease of 20% in USD and 24% in constant currency.

Summary Financial Metrics

	Three months ended September 30,
			% change	% change
	2010	2009	in USD	in ZAR
(All figures in USD ‘000s except per share data)
Revenue	64,283	65,514	(2)%	(7)%
GAAP net income	7,429	17,941	(59)%	(61)%
Fundamental net income (1)	16,527	21,804	(24)%	(28)%
GAAP earnings per share ($)	0.16	0.37	(57)%	(59)%
Fundamental earnings per share ($) (1)	0.36	0.45	(20)%	(24)%
Fully-diluted shares outstanding (‘000’s)	45,415	48,918	(7)%
Average period USD/ ZAR exchange rate	7.41	7.82	(5)%

(1) Fundamental net income and earnings per share is GAAP net income and earnings per share excluding the amortization of acquisition-related intangible assets, net of deferred taxes, and stock-based compensation charges. In addition, the calculation of fundamental net income and earnings per share for 1Q 2011 also excludes transaction-related costs and an unrealized foreign exchange loss (related to foreign exchange contracts entered into in order to hedge the fluctuations in the ZAR/ US dollar related to the anticipated flow of funds from South Africa to the United States to fund a portion of the KSNET (“KSNET”) purchase price).

The following factors had significant impact on the comparability of our 1Q 2011 and 1Q 2010 results:

  SASSA price and volume reductions: The Company’s new contract with SASSA has reduced its revenue and operating income as a result of the previously announced price and volume reductions;

  Favorable impact from the weakness of the US dollar: The US dollar depreciated by 5% compared to the ZAR during the first quarter of fiscal 2011 compared to fiscal 2010 which has had a positive impact on the Company’s reported results;

  Increased transaction volumes at EasyPay: Reported results were favorably impacted by increased transaction volumes at EasyPay resulting from growth in value-added services;

  Increased revenue from MediKredit and FIHRST at lower operating margins than other transaction-based activity business: The Company’s MediKredit and FIHRST acquisitions positively impacted its revenue during the first quarter of fiscal 2011; however, because MediKredit generated a modest operating loss and FIHRST’s operating margin is lower than the Company’s other transaction-based activity businesses, they negatively impacted its operating margin. The inclusion of these businesses in the Company’s results has also contributed to the increase in selling, general and administration expense;

  Increased user adoption in Iraq: Reported results were positively impacted by increased transaction revenues from the adoption of the Company’s UEPS technology in Iraq;

  Lower revenues and margins from hardware, software and related technology sales segment: The Company’s hardware, software and related technology sales segment continues to be adversely impacted by lower revenues generated by card sales and software maintenance and development activities and fewer ad hoc sales to Iraq when compared to a year ago, partially offset by increased hardware sales by Net1 UTA;

  Intangible asset amortization related to acquisitions: Reported results were adversely impacted by additional intangible asset amortization of approximately $0.5 million related to the acquisitions of MediKredit and FIHRST during the third quarter of fiscal 2010; and

  Non-recurring items included in selling, general and administration expense: During the first quarter of fiscal 2011, the Company recognized, in selling, general and administration expense, an unrealized foreign exchange loss of $2.6 million and incurred transaction-related expenses of $3.4 million, primarily for the acquisition of KSNET.

Comments and Outlook

“Our first quarter of fiscal 2011 was negatively impacted by the reduction in the economics of our contract with SASSA. Following the recent changes in the South African cabinet, we expect to work with the new leadership in the ensuing months to define a long-term solution for the administration of social grants in South Africa,” said Dr. Serge Belamant, Chairman and Chief Executive Officer of Net1. “Our growth initiatives within South Africa and internationally, specifically in Iraq and Ghana, our new technologies such as Virtual Card and EasyPay Kiosks and increasing contributions from our acquisitions of KSNET, MediKredit and FIHRST leave us well-positioned to drive long-term revenue, earnings and cash flows. We remain committed to achieving long-term sustainable growth for the Company and thus for all of our stakeholders. Finally, I would also like to welcome the KSNET team to the Net1 family and we look forward to a prosperous relationship with them,” he concluded.

“Our guidance of Fundamental EPS of at least $1.50 on a constant USD/ZAR currency basis for fiscal 2011 remains dependent on the continuation of our SASSA contract beyond March 31, 2011, on similar terms, as well as the incorporation of KSNET’s results on a US GAAP basis with effect from November 2010,” said Herman Kotzé, Chief Financial Officer of Net1.

Results of Operations

Net1’s frequently asked questions and operating metrics will be updated and posted on the Company’s website (www.net1.com).

Transaction-based activities

Transaction-based activities revenue was $44.9 million, consistent when compared with 1Q 2010 in USD and 5% lower on a constant currency basis. In ZAR, the decreases in revenue were primarily due to the new SASSA nine month contract at lower economics, which was partially offset by increased transaction volumes at EasyPay, increased utilization of our UEPS system in Iraq and the inclusion of MediKredit and FIHRST. Operating margin decreased to 40% from 59% during 1Q 2011 primarily due to the lower revenues generated under our SASSA contract, additional intangible asset amortization related to the acquisition of MediKredit and FIHRST and lower margins in our recently-acquired transaction processing operations compared with legacy transaction-based activities, which was partially offset by increased transaction fees from the utilization of our UEPS system in Iraq. Excluding amortization of acquisition-related intangibles, 1Q 2011 segment operating margin was 43% compared with 61% during 1Q 2010.

Smart card accounts

Smart card account revenue was $8.0 million, down 1% compared with 1Q 2010 in USD and 6% lower on a constant currency basis. Operating margin for the segment remained consistent at 45%.

Financial services

Financial services revenue was $1.2 million, up 58% compared with 1Q 2010 in USD and 49% higher on a constant currency basis, principally due to an increase in lending activities. Operating margin for this segment increased to 74% from 67% in 1Q 2010 largely as a result of the increased lending activities.

Hardware, software and related technology sales

Hardware, software and related technology sales revenue was $10.2 million, down 13% compared with 1Q 2010 in USD and 17% lower on a constant currency basis. The decrease in revenue and operating income for 1Q 2011 was primarily due to lower revenues generated by card sales and software maintenance and development, as well as lower ad hoc hardware sales to Iraq in 2011 as compared with the prior year, which was offset partially by increased hardware sales by Net1 UTA. In ZAR, the decrease in operating income was primarily due to lower sales activity. Excluding amortization of all intangibles and the impairment of goodwill, segment operating margin was (3)% compared to 7% during 1Q 2010.

Cash flow and liquidity

At September 30, 2010, the Company had cash and cash equivalents of $200 million, up from $154 million at June 30, 2010. For 1Q 2011, the Company generated operating cash flow of $30.2 million, compared to $37.0 million in 1Q 2010. The decrease in operating cash flow resulted mainly from the SASSA price and volume reductions which were effective July 1, 2010. Capital expenditures for 1Q 2011 and 2010 were $0.8 million and $0.6 million, respectively. During 1Q 2011, the Company did not repurchase any shares under its $100 million authorization. On October 29, 2010, we used approximately $124 million of our cash to fund a portion of the KSNET purchase price.

Use of Non-GAAP Measures

US securities laws require that when the Company publishes any non-GAAP measures, it discloses the reason for using the non-GAAP measure and provides a reconciliation to the directly comparable GAAP measure. The presentation of fundamental net income and fundamental earnings per share and headline earnings per share are non-GAAP measures.

Fundamental net income and fundamental earnings per share

The Company’s GAAP net income and earnings per share for 1Q 2011 and 1Q 2010 include amortization of intangible assets and stock-based compensation. In addition, GAAP net income and earnings per share for 1Q 2011 includes transaction-related costs and an unrealized foreign exchange loss described above. The Company excludes all of the above-mentioned amounts when calculating fundamental net income and earnings per share, because management believes that these adjustments enhance its own evaluation, as well as an investor’s understanding, of the Company’s financial performance. Attachment B presents the reconciliation between GAAP and fundamental net income and earnings per share.

Headline earnings per share (“HEPS”)

The inclusion of HEPS in this press release is a requirement of the Company’s listing on the JSE. HEPS basic and diluted is calculated using net income which has been determined based on GAAP. Accordingly, this may differ to the headline earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards. HEPS basic and diluted is calculated as GAAP net income adjusted for the loss (profit) on sale of property, plant and equipment, net of related tax effects. Attachment C presents the reconciliation between the Company’s net income used to calculate earnings per share basic and diluted and HEPS basic and diluted.

Conference Call

Net1 will host a conference call to review first quarter results on November 10, 2010, at 8:00 a.m. Eastern Time. To participate in the call, dial 1-800-860-2442 (U.S. only), 1-866-605-3852 (Canada only), 0-800-917-7042 (U.K. only) or 0-800-200-648 (South Africa only) five minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1.com. Please click on the webcast link at least 10 minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through December 1, 2010.

About Net1 (www.net1.com)

Net1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. Net1’s market-leading system enables the estimated four billion people who generally have limited or no access to a bank account, to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. Net1’s universal electronic payment system, or UEPS, uses smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of the Net1 system can enter into transactions at any time with other card holders even in the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, UEPS can be used for banking, healthcare management, international money transfers, voting and identification.

Net1 also focuses on the development and provision of secure transaction technology, solutions and services and offers transaction processing, financial and clinical risk management solutions to both funders and providers of healthcare. Its core competencies around secure online transaction processing, cryptography and integrated circuit card (chip/smartcard) technologies are principally applied to electronic commerce transactions in the telecommunications, banking, retail, petroleum and utilities market sectors.

Net1 recently acquired KSNET, Inc. KSNET services a broad range of industries in Korea, including credit card, retail and wholesale merchant, financial institutions, governmental organizations, utility companies and e-commerce businesses. It offers payment processing solutions including payment card and banking value added networks, payment gateways, cash receipt, purchase cards and point cards. It has a diverse merchant base and processed over 1.4 billion transactions in 2009.

Net1 has a primary listing on the Nasdaq and a secondary listing on the JSE Limited.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause the Company’s actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Investor Relations Contact:
Dhruv Chopra
Vice President of Investor Relations
Phone: +1-212-626-6675
Email: dchopra@net1.com

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended
	September 30,
	2010	2009
	(In thousands, except per share data)
REVENUE	$64,283	$65,514
EXPENSE
Cost of goods sold, IT processing, servicing and support	18,067	16,827
Selling, general and administration	30,326	17,740
Depreciation and amortization	4,904	4,579
OPERATING INCOME	10,986	26,368
INTEREST INCOME, net	2,836	2,371
INCOME BEFORE INCOME TAXES	13,822	28,739
INCOME TAX EXPENSE	6,207	11,031
NET INCOME FROM CONTINUING OPERATIONS BEFORE LOSS FROM EQUITY- ACCOUNTED INVESTMENTS	7,615	17,708
LOSS FROM EQUITY-ACCOUNTED INVESTMENTS	(216)	(111)
NET INCOME	7,399	17,597
ADD: NET LOSS ATTRIBUTABLE TO NON-
CONTROLLING INTEREST	(30)	(344)
NET INCOME ATTRIBUTABLE TO NET1	$7,429	$17,941
Net income per share, in United States dollars
Basic earnings attributable to Net1 shareholders	$0.16	$0.37
Diluted earnings attributable to Net1 shareholders	$0.16	$0.37

NET 1 UEPS TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets

	Unaudited	(A)
	September 30,	June 30,
	2010	2010
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$200,161	$153,742
Pre-funded social welfare grants receivable	4,597	6,660
Accounts receivable, net of allowances of – September: $885; June: $807	37,225	41,854
Finance loans receivable, net of allowances of – September: $-; June: $-	5,523	4,221
Deferred expenditure on smart cards	2	-
Inventory	6,144	3,622
Deferred income taxes	18,546	16,330
Total current assets before settlement assets	272,198	226,429
Settlement assets	107,407	83,661
Total current assets	379,605	310,090
OTHER LONG-TERM ASSETS, including available for sale securities	8,130	7,423
PROPERTY, PLANT AND EQUIPMENT, NET OF ACCUMULATED
DEPRECIATION OF – September: $39,683; June: $35,271	7,637	7,286
EQUITY-ACCOUNTED INVESTMENTS	2,376	2,598
GOODWILL	83,203	76,346
INTANGIBLE ASSETS, NET OF ACCUMULATED AMORTIZATION OF – September: $41,477; June: $34,226	71,646	68,347
TOTAL ASSETS	552,597	472,090
LIABILITIES
CURRENT LIABILITIES
Accounts payable	5,175	3,596
Other payables	58,847	50,855
Income taxes payable	9,330	3,476
Total current liabilities before settlement obligations	73,352	57,927
Settlement obligations	107,407	83,661
Total current liabilities	180,759	141,588
DEFERRED INCOME TAXES	43,766	38,858
OTHER LONG-TERM LIABILITIES, including non-controlling interest loans	4,413	4,343
TOTAL LIABILITIES	228,938	184,789
COMMITMENTS AND CONTINGENCIES	-	-
EQUITY
NET1 EQUITY:
COMMON STOCK
Authorized: 200,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury - September: 45,392,353; June: 45,378,397	59	59
PREFERRED STOCK
Authorized shares: 50,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury: 2010: -; 2009: -	-	-
ADDITIONAL PAID-IN-CAPITAL	134,841	133,543
TREASURY SHARES, AT COST: September: 13,149,042; June: 13,149,042	(173,671)	(173,671)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(38,906)	(66,396)
RETAINED EARNINGS	399,772	392,343
TOTAL NET1 EQUITY	322,095	285,878
NON-CONTROLLING INTEREST	1,564	1,423
TOTAL EQUITY	323,659	287,301
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$552,597	$472,090
(A) – Derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended
	September 30,
	2010	2009
	(In thousands)
Cash flows from operating activities
Net income	$7,399	$17,597
Depreciation and amortization	4,904	4,579
Loss from equity-accounted investments	216	111
Fair value adjustments	(3,106)	(142)
Interest payable	73	78
Profit on disposal of property, plant and equipment	(5)	(1)
Stock-based compensation charge	1,438	1,422
Decrease in accounts receivable, pre-funded social welfare grants receivable and finance loans receivable	10,957	5,529
Increase in deferred expenditure on smart cards	(2)	(30)
(Increase) Decrease in inventory	(2,102)	1,015
Increase in accounts payable and other payables	6,025	25
Increase in taxes payable	5,134	6,211
(Decrease) Increase in deferred taxes	(773)	575
Net cash provided by operating activities	30,158	36,969
Cash flows from investing activities
Capital expenditures	(768)	(641)
Proceeds from disposal of property, plant and equipment	7	49
Repayment of loan by equity-accounted investment	(375)	-
Advance of loans to equity-accounted investment	373	-
Net change in settlement assets	(15,544)	-
Net cash used in investing activities	(16,307)	(592)
Cash flows from financing activities
Proceeds from issue of share capital, net of share issue expenses	20	720
Treasury stock acquired	-	(126,304)
Net change in settlement obligations	15,544	-
Proceeds from bank overdrafts	-	-
Repayment of loans	-	(137)
Net cash generated from (used in) financing activities	15,564	(125,721)
Effect of exchange rate changes on cash	17,004	7,870

Net increase (decrease) in cash and cash equivalents	46,419	(81,474)
Cash and cash equivalents – beginning of period	153,742	220,786
Cash and cash equivalents – end of period	$200,161	$139,312

Net 1 UEPS Technologies, Inc.

Attachment A

Operating segment revenue, operating income and operating margin:

Three months ended September 30, 2010 and 2009

			Change
Key segmental data, in ’000, except margins	Q1 ‘11	Q1 ‘10	In USD	In Constant Currency
Revenue:
Transaction-based activities	$44,892	$44,978	0%	(5)%
Smart card accounts	7,970	8,074	(1)%	(6)%
Financial services	1,248	792	58%	49%
Hardware, software and related
technology sales	10,173	11,670	(13)%	(17)%
Total consolidated revenue	$64,283	$65,514	(2)%	(7)%

Consolidated operating income (loss):
Transaction-based activities	$17,776	$26,668	(33)%	(37)%
Smart card accounts	3,622	3,670	(1)%	(6)%
Financial services	929	531	75%	66%
Hardware, software and related
technology sales	(2,660)	(1,713)	(55)%	(47)%
Corporate/ Eliminations	(8,681)	(2,788)	211%	195%
Total operating income	$10,986	$26,368	(58)%	(61)%

Operating income margin (%)
Transaction-based activities	40%	59%
Smart card accounts	45%	45%
Financial services	74%	67%
Hardware, software and related
technology sales	(26)%	(15)%
Overall operating margin	17%	40%

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of GAAP net income to fundamental net income:

Three months ended September 30, 2010 and 2009

	Net Income		EPS, basic		Net income		EPS, basic
	(USD’000)		(USD cents)		(ZAR’000)		(ZAR cents)
	2010	2009	2010	2009	2010	2009	2010	2009

GAAP	7,429	17,941	16	37	55,014	140,214	121	287

Amortization of intangible assets(1)	2,608	2,441			19,313	19,073
Customer relationships	2,553	3,237			18,901	25,299
Software and unpatented
technology	951	-			7,045	-
Trademarks	92	87			679	679
Database	68	-			507	-
Deferred tax benefit	(1,056)	(883)			(7,819)	(6,905)
Stock-based charge(2)	1,438	1,422			10,649	11,113
Loss on FEC, net of tax	1,685	-			12,480	-
Acquisition-related costs.	3,367	-			24,934	-
Fundamental	16,527	21,804	36	45	122,390	170,400	270	349

(1)	Amortization of acquisition-related intangibles, net of deferred tax benefit.
(2)	Includes stock-based compensation charges related to options and non-vested stock awards.

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net income used to calculate earnings per share basic and diluted and headline earnings per share basic and diluted:

Three months ended September 30, 2010 and 2009

	2010	2009

Net income (USD’000)	7,429	17,941
Adjustments:
Profit on sale of property, plant and equipment (USD’000)	(5)	(1)
Tax effects on above (USD’000)	2	-

Net income used to calculate headline earnings (USD’000)	7,426	17,940

Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	45,384	48,815

Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	45,415	48,918

Headline earnings per share:
Basic earnings – common stock and linked units, in US cents	16	37
Diluted earnings – common stock and linked units, in US cents	16	37